Exhibit 10.63

EMPLOYMENT SEPARATION AND CONSULTING AGREEMENT

This Employment Separation and Consulting Agreement (also referred to as the “Agreement”) is made this 14th day of December, 2009, between Nalco Company, for itself and on behalf of its direct or indirect affiliates, parents, subsidiaries, successors and predecessors (collectively the “Company” or “Nalco”) and Mr. Scott C. Mason (“Mr. Mason”).

Recitals

Mr. Mason’s employment with the Company will be terminated on December 31, 2009 and all entitlements as an employee shall end on that date.

Mr. Mason will provide consulting services to the Company from January 1, 2010 to June 30, 2010 on a part-time basis.

Mr. Mason entered into an Employment Agreement with the Company at the commencement of his employment, a Severance Agreement with the Company with effective date of January 16, 2006 (later replaced by a Severance Agreement dated November 26, 2008), a Death Benefit Agreement date January 16, 2006, a Change of Control Agreement dated November 26, 2008, and may have entered into other agreements with the Company (collectively all of these agreements referred to as the “Agreements”).

Agreement

Accordingly, Mr. Mason and Nalco agree as follows:

1.	Termination of Employment

Effective December 31, 2009, Mr. Mason will be terminated from all positions held by him as an officer, employee or director of Nalco, and all of its direct or indirect subsidiaries, parents and affiliates (the “Termination Date”). Mr. Mason shall execute any requested forms to resign from such positions. Except as stated herein, all of Mr. Mason’s rights as an employee shall terminate on that date and any equity incentive grants that do not vest on or before December 31, 2009 shall not vest (for clarity, equity incentive grants which vest on December 31, 2009 shall vest).

2.	Consulting Services

From January 1, 2010 to June 30, 2010 (the “Term”), Mr. Mason will provide consulting services as reasonably requested by Nalco (the “Services”) from locations as directed by Nalco. The total amount of Services shall not exceed 30 days to be scheduled as evenly over the Term as is reasonably possible. Consultant will serve Nalco faithfully, on a full time basis if requested by Nalco, exercising good faith efforts to fulfill all of the assignments given to him. Nalco shall pay Mr. Mason $16,667 per month for his performance of the Services plus reimbursement of reasonable travel expenses in accordance with the Company’s travel policy. Such payments shall be made in equal installments, two times per month. As a consultant, and without prejudice to other grants made herein, Mr. Mason is an independent contractor and shall not be entitled to any benefits (of any type), medical insurance, worker’ compensation or compensation benefits that are available to employees of Nalco either by plan, agreement or policy, and Nalco shall not withhold any taxes or other amounts from the amounts paid hereunder or otherwise treat Mr. Mason as if he were an employee. Mr. Mason’s rights to payments and other amounts from Nalco shall be limited to those contractual rights provided in this Agreement. Mr. Mason may terminate the Services upon fifteen days notice and shall not be entitled to any compensation for the period after the termination of Services. Nalco may terminate the Services on notice to Mr. Mason, but Nalco shall be obligated to make the payments required hereunder for the balance of the Term, notwithstanding such termination.

3.	Separation Benefits

a.	The Company will continue Mr. Mason’s current medical and dental benefits for the period through June 30, 2011 at the active employee rates.

b.	Upon the execution of this Agreement, Mr. Mason shall be entitled to the following benefits in Sections 3(a), 3(b) and 3(c) of the Severance Agreement dated November 26, 2008 (as defined in therein):

The Company shall pay Executive [Mr. Mason], within fifteen business days after the Termination Date in a lump sum payment (i) accrued but unpaid Base Salary through the Termination Date, and (ii) any prior year bonus earned but not paid, and the Company shall pay any amounts relating to the Company policy for coach class travel in lieu of business class travel.

The Company shall pay Executive, six months and one day after the Termination Date, severance equal to one and one-half (1.5) times his Base Salary and Target Bonus. Notwithstanding the above, to the extent permitted by Section 409A of the Code, a portion of the payment equal to two times the compensation limit specified in Code Section 401(a)(17) shall be paid within fifteen days of the Termination Date.

In addition, Mr. Mason shall be entitled to a pro-rata portion of the annual management incentive plan amount for the year of termination based on the portion of the year elapsed through the termination and the pro-rata portion shall be calculated based on actual performance over the entire performance period and any such payment shall be made on or before March 15 of the year following termination or, to the extent required by Section 409A of the Code, six months and one day following termination, if later.

c.	The Company will provide Mr. Mason with reasonable outplacement services during the twenty-four (24) month period following the Termination Date (for these purposed, reasonable outplacement services would not exceed a cost to the Company of $10,000).

d.	Other than the benefits set forth in this Section 3, and the obligations relating to Services in Section 2, the Company and its affiliates will have no further obligations hereunder with respect to Mr. Mason following the Termination Date.

4.	Waiver of Benefits

Mr. Mason fully waives and releases any and all claim he has or might have had to any and all other claims he has to any payments or benefits, or any severance payments or severance benefits from Nalco or any of its direct or indirect affiliates, subsidiaries, parents or predecessors under the Agreements or any other agreements or commitments, plans or policies. Mr. Mason waives any and all rights under the Death Benefit Agreement after the Termination Date.

5.	Reconciliation of Expense Reports, Travel Advances, Credit Card Charges, and Other Obligations

If he has not already done so, by December 31, 2009, Mr. Mason will deliver to Nalco a final written report and reconciliation of all outstanding travel advances and charges made against credit cards issued to Mr. Mason by or on behalf of Nalco. Mr. Mason shall identify those portions of advances and charges that were devoted to personal use and those portions that were devoted to the business purposes of Nalco. For the portions devoted to Nalco’s business purposes, Mr. Mason will provide all of the information normally provided under Nalco’s practices and procedures, with appropriate receipts.

Mr. Mason will also provide a detailed statement of all business expenses that Mr. Mason claims he incurred for Nalco’s business purposes that have not been reimbursed.

If the final report of business expenses, use of travel advances, and credit card charges reveals Mr. Mason owes Nalco money, the sum owing shall be promptly paid by him by check. If the report reveals Nalco owes Mr. Mason money, the sum owing shall be promptly paid by check.

By filing Mr. Mason’s final report of business expenses, expenditure of travel advances, and credit card charges, Mr. Mason warrants the accuracy of the report and also that there are no further credit card charges or business expenses (except minor telephone charges). Nalco shall not reimburse any subsequently reported expenses.

Mr. Mason agrees to return all Nalco property to Nalco by December 31, 2009.

6.	General Release and Covenant Not to Sue

In consideration of Nalco’s promises under this Employment Separation and Consulting Agreement, Mr. Mason individually, and Mr. Mason’s successors, assigns, heirs, and agents, and each and all of them, hereby unconditionally and forever release, acquit, and discharge Nalco, its direct or indirect parents, subsidiaries and affiliates, and each of their respective officers, directors, stockholders, employees, agents, and attorneys from any and all claims, demands, liabilities, and causes of action of every kind, nature and description whatsoever whether known or unknown, or suspected to exist, which Mr. Mason ever had or may now have against Nalco, or any of them, including, without limitation, any claim arising out of or relating to (i) any aspect of Mr. Mason’s employment with Nalco, including the termination of such employment; (ii) any federal, state, local or other government statute, regulation or ordinance of any country, including but not limited to the following US laws, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. sec. 621 et. seq. as amended by the Older Workers’ Benefit Protection Act of 1990, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Rehabilitation Act of 1973, The Worker Adjustment and Retraining Notification Act and (iii) the common law of the jurisdiction wherein Mr. Mason resides or any other jurisdiction, including without limitation, intentional infliction of emotional distress, breach of contract and any claims for consequential and/or punitive damages for any reason. It is the intention of Mr. Mason that in executing this Agreement Mr. Mason is providing a General Release and that it shall be an effective bar to each and every claim, demand and cause of action, either known or unknown, for all acts, or omissions of Nalco, its direct or indirect parents, subsidiaries and affiliates, and each of their respective officers, directors, stockholders, employees, agents, and attorneys, occurring prior to and up to the date this Agreement is executed. This release includes but is not limited to:

-	any claims for assault, battery, wrongful termination, defamation, invasion of privacy, intentional infliction of emotional distress, or any other tort or common law claims;

-	any claim to challenge the enforceability of any noncompetition, nondisclosure, and nonsolicitation provisions in this or the Employment Agreement;

-	any claims for the breach of any written, implied or oral contract;

-	any claims of discrimination, harassment or retaliation based on such things as age, national origin, ancestry, race, religion, sex (including sexual harassment), sexual orientation, or physical or mental disability or medical condition or any other protected status;

-	any claims for benefits or monetary equivalent of benefits except as provided in this Agreement; and

-	any entitlement to reinstatement with or rehire or reemployment by Nalco or its affiliates.

If either party files suit to enforce any provision of the Agreement and a court of competent jurisdiction, then the substantially prevailing party shall be entitled to an award of its court costs, litigation expenses and reasonable attorneys fees incurred in prosecuting and maintaining such suit, in addition to any other remedies or relief.

Excepted from this release are claims challenging the validity of this Separation Agreement under the Age Discrimination in Employment Act. Mr. Mason’s release under the Age Discrimination in Employment Act does not apply to any claims that arise or may arise based on events that take place after the date Mr. Mason signs this Agreement. Also not released are any claims Mr. Mason may have for a) Worker’s Compensation benefits, b) accrued wages, accrued but unused vacation pay, and accrued commissions, if any, up to the date of termination, c) any vested pension benefits, or d) any right to unemployment benefits.

Mr. Mason warrants that he: (a) has read this Agreement and understands its provisions including the waivers and releases, (b) understands that this Agreement includes a release of any rights or claims under the Age Discrimination in Employment Act, (c) is waiving rights under this release on a voluntary basis, without coercion or duress, in compliance with the Older Workers Benefit Protection Act, and (d) has been advised to consult an attorney before signing this Agreement.

Mr. Mason agrees never to institute any charge, lawsuit, complaint, proceeding, grievance or action of any kind (at law, in equity or otherwise) in any state or federal court, or in any other public or private tribunal, against Nalco or any of its affiliates on any grounds, for any occurrence from the beginning of time to the effective date of this Agreement. The only exception to this covenant not to sue is a claim that challenges the validity of this Separation Agreement and alleges age discrimination. If Mr. Mason sues Nalco in violation of this Separation Agreement, then Mr. Mason shall be liable for Nalco’s actual attorneys’ fees and other litigation costs incurred in defending such matter.

7.	Confidentiality and Covenants

As a condition for the payments under this Agreement, for a period of two (2) years after the Term, (i) Mr. Mason shall not, within any jurisdiction or marketing area in which the Company (or its subsidiaries and affiliates) is doing business, directly or indirectly, own more than 5% of the voting equity or otherwise control any business of the type and character engaged in or competitive with that conducted by the Company (or its subsidiaries and affiliates); (ii) Mr. Mason shall not be directly or indirectly employed by, consult with or provide services to the following business or any of their subsidiaries, parents or affiliates: General Electric (water treatment chemicals and equipment businesses), Danaher (water treatment chemicals businesses), Ashland (water treatment and paper chemicals businesses), BASF (paper chemicals businesses), Kemira (paper chemicals businesses), Buckman (paper chemicals businesses), Akzo Nobel (paper chemicals businesses), M-I Drilling (energy chemicals businesses), Baker-Hughes (energy chemicals businesses), Champion (energy chemicals businesses), SNF Floerger (ii) Mr. Mason shall not, directly or indirectly, employ, solicit for employment or otherwise contract for the services of (or assist any other company, business or person in employing, soliciting for employment or otherwise contracting for the services of) any individual who is an employee of the Company (or its subsidiaries and affiliates) at the time of this Agreement or who shall subsequently become an employee of the Company (or its subsidiaries and affiliates).

Mr. Mason: (i) will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company (or its subsidiaries and affiliates) or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company (or its subsidiaries and affiliates); and (ii) will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company (or its subsidiaries and affiliates); provided, however, that Mr. Mason has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by Mr. Mason. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by Mr. Mason, alone or with others, while an employee of the Company which are related to the business of the Company (or its subsidiaries and affiliates) shall be and become the sole property of the Company, unless released in writing by the Company, and Mr. Mason hereby assigns any and all rights therein or thereto to the Company.

All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company (or its affiliates and subsidiaries), whether prepared by Mr. Mason or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Mr. Mason (including, without limitations, any copies thereof) upon termination of this Agreement for any reason whatsoever.

Mr. Mason will communicate and disclose in writing to the Company all inventions, discoveries, improvements, machines, devices, designs, processes, products, software, treatments, formulae, mixtures and/or compounds whether patentable or not as well as patents and patent applications (all collectively referred to as “Inventions”) made, conceived, developed or acquired by Mr. Mason or under which Mr. Mason acquired the right to grant licenses or become licensed, whether alone or jointly with others, during the term of this Agreement. All of Mr. Mason’s right, title and interest in, to and under such Inventions, including licenses and right to grant licenses shall be the sole property of the Company and the same are hereby assigned to the Company. Any Invention disclosed by Mr. Mason shall be deemed to have been made and conceived and developed after the termination of this Agreement.

For all of Mr. Mason’s Inventions, Mr. Mason will, upon request of the Company, during the term of this Agreement and thereafter: execute and deliver all documents which the Company shall deem necessary or appropriate to assign, transfer and convey to the Company, all of Mr. Mason’s right, title, interest in and to such Inventions, and enable the Company to file and prosecute applications for Letters Patent of the United States and any foreign countries on Inventions as to which the Company wishes to file patent applications; and do all other things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and assert patents for any and all such Inventions and to assert its rights in any Inventions not patented.

Mr. Mason’s obligations hereunder do not apply to Inventions for which no equipment, supplies, facility or confidential information of the Company was used, and which were developed entirely on Mr. Mason’s own time unless:

the Inventions relate to the business of the Company; or,

to the Company’s actual or demonstrably anticipated research or development; or,

the Inventions result from any work performed by Mr. Mason for the Company.

Mr. Mason hereby assigns to the Company the copyright in all works prepared by Mr. Mason which are either:

within the scope of Mr. Mason’s employment; or,

based upon information acquired from the Company not normally made available to the public; or,

commissioned by the Company but not within Mr. Mason’s scope of employment.

Mr. Mason agrees to submit all such works to the Company for approval prior to publication or oral dissemination. Mr. Mason also agrees to do all things (including the giving of evidence in suits and other proceedings) which the Company shall deem necessary or appropriate to obtain, maintain, and enable the Company to protect its rights and to such works.

Mr. Mason hereby releases and allows the Company to use, for any lawful purpose, any voice reproduction, photograph, or other video likeness of Mr. Mason made in the scope of Mr. Mason’s employment.

All expenses incident to any action required by the Company to assign Inventions or copyrights to the Company or so taken in its behalf pursuant to the terms of this Agreement shall be borne by the Company, including a reasonable payment for Mr. Mason’s time and expenses involved if not then in the Company’s employ, which payment for such time at the rate being paid to Mr. Mason by the Company at the time termination of employment.

Mr. Mason acknowledges that a breach of his covenants contained herein may cause irreparable damage to the Company (or its subsidiaries and affiliates), the exact amount of which will be difficult to ascertain, that the remedies at law for any such breach will be inadequate and that the payments and other benefits, in the Agreement, are additional consideration for the covenants contained in herein. Accordingly, Mr. Mason agrees that if he breaches any of the covenants contained herein, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief. In addition, the breach of any of the covenants contained herein shall entitle the Company to permanently withhold, and, if applicable, to recover from Mr. Mason any payments, benefits, or other than entitlements, of any type owed or paid by the Company to Executive under this Agreement, any other agreement or plan.

The Company and Mr. Mason further acknowledge that the time, scope, geographic area and other provisions herein have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. In the event that the covenants herein shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

Mr. Mason agrees to cooperate with the Company (including following Mr. Mason’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company, as reasonably requested; provided however that the same does not materially interfere with his then current professional activities or important personal activities. The Company agrees to reimburse Mr. Mason, on an after-tax basis, for all expenses, including pre-approved legal expense, actually incurred in connection with his provision of testimony or assistance.

Mr. Mason agrees that, during his employment and thereafter (including following Mr. Mason’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company, its subsidiaries or its respective officers, directors, employees, advisors, business or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Mr. Mason from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

8.	Additional Provisions

A.	Mr. Mason acknowledges and agrees that:

-	Mr. Mason is entering into this Agreement knowingly and voluntarily and of Mr. Mason’s own free will and not because of any threats or duress;

-	Mr. Mason has been advised by this Agreement to consult with an attorney before signing this Agreement;

-	Mr. Mason has read this Agreement and understands its provisions, including that a portion of the consideration being paid by Nalco is for a release of any rights or claims under the Age Discrimination in Employment Act:

-	Mr. Mason understands that Mr. Mason may take up to 21 days to consider this Agreement before signing it;

-	After Mr. Mason signs this Agreement, Mr. Mason will have 7 days to revoke it;

-	If Mr. Mason wants to revoke it, Mr. Mason must deliver a written notice of revocation to Steve Landsman at Nalco headquarters in Naperville, IL. If Mr. Mason does not revoke it within 7 days after having signed it, this Agreement will become final between and enforceable by the parties; and

-	If Mr. Mason chooses to revoke this Agreement within 7 days after Mr. Mason signs it, Mr. Mason will not receive consideration set forth above or the other benefits described hereunder.

Any violation by Mr. Mason of the covenants, commitments, or obligations, in this Agreement shall release Nalco from its obligation to provide any other benefits promised in this Agreement. Nalco’s right to withhold benefits shall be without prejudice to any other remedy available to Nalco for breach of this Agreement.

B.	Mr. Mason shall not directly or indirectly employ, solicit for employment, or otherwise contract for the services of any individual who is an employee of the Company or its affiliates for a period of 2 years from the date of this Agreement.

C.	Mr. Mason agrees not to (directly or indirectly, individually or with others) do anything calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon Nalco, its officers, directors, shareholders, employees, former employees agents, operations, reputation, goodwill, business practices, products, services, suppliers, employees of suppliers, and/or customers. Mr. Mason and Nalco agree that, because the exact amount of potential damages to Nalco resulting from Mr. Mason’s breach of this section is inherently difficult to determine with any precision, if a court finds that Mr. Mason has breached this section in any respect, Mr. Mason will pay all of Nalco’s actual attorneys’ fees and other litigation costs incurred in obtaining an injunction and/or judgment against Mr. Mason.

9. Entire Agreement/Changes. This writing contains the entire Agreement between the parties. There is no agreement or understanding between Mr. Mason and Nalco about or pertaining to the termination of Mr. Mason’s employment with Nalco, or about Mr. Mason’s obligations to Nalco regarding Mr. Mason’s termination except those set forth in this Agreement. No changes to this

Agreement shall be enforceable against Nalco unless agreed to and acknowledged by Nalco as evidenced by the signature of an authorized agent of Nalco. Nalco shall have no further payment obligations to Mr. Mason relating to his separation from employment with Nalco other than as stated in this Agreement.

10. Severability. If any provision of this Agreement, other than the release sections, is held by a court of competent jurisdiction to be unlawful, such provision shall be stricken or modified by the court, and the remaining and/or modified provisions shall remain in full force and effect. If the release sections are held to be unlawful or unenforceable, the Agreement shall be voidable at Nalco’s option.

11. Choice of Law, Interpretation, Venue. This Agreement shall be governed by Illinois law. This Agreement is a product of mutual authorship and shall be neutrally construed. Any action under this agreement which may be brought before the United States District Court for the Northern District of Illinois shall be brought before the United States District Court for the Northern District of Illinois.

In Witness Whereof, the parties have executed this Agreement on the date indicated:

NALCO COMPANY

By:
Title:	Vice President	Mr. Scott C. Mason